Exhibit 5

BOSTON    CONNECTICUT    NEW JERSEY    NEW YORK    WASHINGTON, D.C.

DAY PITNEY LLP

Attorneys at Law

Mail To: P.O. Box 1945 Morristown, NJ 07962

Deliver To: 200 Campus Drive Florham Park, NJ 07932

T: (973) 966 6300 F: (973) 966 1015

info@daypitney.com

December 19, 2008

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by Valley National Bancorp (the “Company”) relating to (1) 300,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (“Preferred Stock”), (2) a ten-year warrant to purchase 2,297,090 shares of the Company’s Common Stock, no par value (“Warrant”), and (3) 2,297,090 shares of the Company’s Common Stock, no par value, issuable upon the exercise of the Warrant (“Common Stock”). The Preferred Stock and the Warrant were issued by the Company to the U.S. Department of Treasury pursuant to a Letter Agreement and a Securities Purchase Agreement attached thereto, dated as of November 14, 2008, in connection with the Troubled Asset Relief Program Capital Purchase Program.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

1. The issuance and sale of the Preferred Stock by the Company have been duly authorized, the Preferred Stock is validly issued, fully paid and non-assessable, and the Warrant is a binding obligation of the Company; and

2. The Common Stock to be issued by the Company upon the exercise of the Warrant has been duly authorized and, when issued in accordance with the terms of the Warrant dated November 14, 2008 and the Registration Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the law of the State of New Jersey. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Day Pitney LLP

DAY PITNEY LLP